Exhibit 4.5
STATEMENT OF DESIGNATIONS
OF 12% MANDATORILY CONVERTIBLE
PREFERRED STOCK
of
QUINTANA MARITIME LIMITED
Pursuant to Section 35 of the Marshall Islands Business Corporations Act
     The undersigned, Stamatis Molaris, Chief Executive Officer and President of Quintana Maritime Limited, a Marshall Islands corporation (hereinafter called the “Company”), hereby certifies that the Board of Directors of the Company (the “Board of Directors”), pursuant to the provisions of Section 35 of the Marshall Islands Business Corporations Act, hereby makes this Statement of Designations and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors by the Restated and Amended Articles of Incorporation of the Company, the Board of Directors has duly adopted the following resolutions:
     RESOLVED, that, pursuant to Section 4.E. of the Restated and Amended Articles of Incorporation of the Company and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock (as such term is defined in the Company’s Restated and Amended Articles of Incorporation).
     FIRST: Of the 10,000,000 shares of Preferred Stock, par value U.S.$.01 per share, authorized to be issued by the Company, 2,133,333 shares are hereby designated as “12% Mandatorily Convertible Preferred Stock” (the “Convertible Preferred Stock”). The powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, including conversion rights, of the Convertible Preferred Stock are as set forth below:
1.	Definitions. For purposes of this resolution, the following definitions shall apply:

“Applicable Price” shall mean in any offer or transaction referred to in Section 7, the greater of (x) the Original Issue Price and (y) the price per share of Common Stock offered or paid, as the case may be, to the holders of the Common Stock multiplied by the Conversion Rate.

“Articles of Incorporation” shall mean the Restated and Amended Articles of Incorporation of the Company, as may be further amended or restated after the date hereof.

“Available Funds and Assets” shall have the meaning assigned to it in Section 3.

“Board of Directors” shall mean either the board of directors of the Company or any duly authorized committee of such board.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Closing Sale Price” of the shares of Common Stock or other capital stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange or inter-dealer quotation system on which shares of Common Stock or such other capital stock or similar equity interests are traded. In the absence of such a quotation, the Board of Directors shall be entitled to determine in good faith the Closing Sale Price on such basis as it considers appropriate. The Closing Sale Price shall be determined without reference to extended or after hours trading.

“Common Stock” shall mean the Common Stock, par value U.S.$.01 per share, of the Company.

“Conversion Date” shall have the meaning assigned to it in Section 5.

“Conversion Rate” shall mean 12.5 shares of Common Stock per share of Convertible Preferred Stock, as from time to time adjusted pursuant to Section 6.

“Dividend Payment Date” shall have the meaning assigned to it in Section 2.

“Junior Stock” shall mean any class or series of Capital Stock of the Company that with respect to dividend rights or rights upon liquidation, winding-up or dissolution does not rank senior to the Convertible Preferred Stock and any other class or series of Capital Stock of the Company, the terms of which class or series do not expressly provide that such class or series ranks on a parity with the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

“Convertible Preferred Stock” shall have the meaning assigned to it in Article First hereof.

“Original Issue Price” shall mean U.S.$93.75 per share for the Convertible Preferred Stock.

“Parity Stock” shall mean any class or series of Capital Stock of the Company that with respect to dividend rights or rights upon liquidation, winding-up or dissolution ranks on a parity with any other class or series of Capital Stock of the Company, the terms of which class or series expressly provide that such class or series ranks on a parity with the Convertible Preferred Stock as to dividend rights or rights on liquidation, winding-up and dissolution of the Company.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Record Date” means (i) with respect to the dividends payable on February 28, May 30, August 31 and November 30 of each year, the February 22, May 22, August 23 and November 22, respectively, immediately preceding such date and (ii) solely for the purpose of adjustments to the Conversion Rate pursuant to Section 6, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Senior Stock” shall mean any class or series of Capital Stock of the Company the terms of which class or series expressly provide that such class or series ranks senior to the Convertible Preferred Stock as to dividend rights or rights upon liquidation, winding-up and dissolution of the Company.

“Trading Day” means a day during which trading in securities generally occurs on the principal national or regional securities exchange on which the Common Stock is then listed, or, if the Commons Stock is not listed on a national or regional securities exchange, on the Nasdaq National Market, or if the Common Stock is not quoted on the Nasdaq National Market, on the principal other market or inter-dealer quotation system on which the Common Stock is then traded or quoted.
     2. Dividend Rights. (a) Holders of the Convertible Preferred Stock on the Record Date shall be entitled to receive, when and if declared by the Board of Directors, out of funds legally available for payment, cash dividends at the rate per annum of 12% of the Original Issue Price per share; provided that in no event shall the cash dividend payable in any quarterly period on any share of the Convertible Preferred Stock be less than an amount equal to the greater of (A) an amount equal to the rate per annum of 12% of the Original Issue Price per share and (B) an amount equal to (1) the per share dividend or distribution, whether as an ordinary, special or extraordinary dividend or distribution, the Company pays in such quarterly period on its Common Stock, (2) multiplied by the then Conversion Rate, and (3) divided by 0.933. If any Dividend Payment Date falls on a day that is not a Business Day, the related dividend will be paid on the next day that is a Business Day, with the same force and effect as if the dividend payment had been made on such Dividend Payment Date and without any interest or other payment with respect to the delay. Such dividends shall be payable quarterly on February 28, May 30, August 31 and November 30 (each a “Dividend Payment Date”); Dividends shall also be payable upon the final distribution date relating to the liquidation, dissolution or winding-up of the Company. The first Dividend Payment Date shall be August 31, 2006. Dividends on the Convertible Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months.
     (b) Dividends on the Convertible Preferred Stock shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the date of original issuance of the Convertible Preferred Stock, whether or not in any dividend period or periods the Company shall have earnings or funds legally available for payment of such dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the Convertible Preferred Stock which is not paid when due. Holders of the Convertible Preferred Stock shall not be entitled to any dividends in excess of the full cumulative cash dividends described above.
     (c) No dividend shall be declared or paid upon or any sum set apart for the payment of dividends upon any outstanding share of the Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividends, upon all outstanding shares of the Convertible Preferred Stock.
     (d) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Convertible Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Convertible Preferred Stock and any Parity Stock, dividends may be declared and paid on the Convertible Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Convertible Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Convertible Preferred Stock and such Parity Stock bear to each other. Holders of shares of the Convertible Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

     3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders (the “Available Funds and Assets”), shall be distributed to stockholders in the following manner:
     (a) Subject to the rights of holders of any series of preferred stock which by its terms is senior to the Convertible Preferred Stock with respect to liquidation of the Company, the holders of each share of Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or holders of any other series of preferred stock which by its terms is not senior to the Convertible Preferred Stock, an amount per share equal to the Original Issue Price plus accrued but unpaid dividends to and including the date the liquidation preference is paid; provided, however, that in the event that the Available Funds and Assets are insufficient to permit each holder of Convertible Preferred Stock to receive an amount per share equal to the Original Issue Price plus accrued and unpaid dividends, then, and in that event, the amount so distributable shall be distributed among the holders of the Convertible Preferred Stock, pro rata, based on the number of shares of Convertible Preferred Stock held by each; and further, provided, that any such payments or distributions shall be made on parity with any payments or distributions made to the holders of any other series of preferred stock which by its terms ranks pari passu with the Convertible Preferred Stock.
     (b) Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Company’s property or assets nor the consolidation, merger or amalgamation of the Company with or into any corporation or other entity or the consolidation, merger or amalgamation of any corporation or other entity with or into the Company shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company for purposes of this Section 3.
     (c) No holder of Convertible Preferred Stock shall have any right or claim to any remaining funds or assets of the Company after receiving payment in full of the Original Issue Price plus accrued but unpaid dividends, pursuant to this Section 3.
     4. Voting Rights. Without the affirmative vote or consent of the holders of not less than 75% of the shares of the Convertible Preferred Stock at the time outstanding, the Company may not (i) authorize, create or issue any Parity Stock or Senior Stock, or (ii) change the powers, designations, rights, preferences, qualifications, restrictions or limitations of the Convertible Preferred Stock in a manner adverse to the holders thereof. Except as provided by Marshall Islands law, the holders of the Convertible Preferred Stock shall have no other voting rights.
     5. Conversion.
     (a) The shares of the Convertible Preferred Stock shall be automatically converted into shares of Common Stock at the Conversion Rate at 5 P.M. (New York City Time) on the day (the “Conversion Date”) on which the holders of the Common Stock shall approve such conversion. The Persons entitled to receive the shares of Common Stock deliverable upon conversion of the Convertible Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock at such time on the Conversion Date. The Company shall make no payment or adjustment on account of any dividends accrued and unpaid whether or not declared, on the shares of the Convertible Preferred Stock that are converted into shares of Common Stock, subject to Section 5(d). Except as set forth in this Section 5, the holders of the Convertible Preferred Stock shall have no conversion rights.
     (b) Promptly following the Conversion Date, the Company shall give written notice of the conversion of the Convertible Preferred Stock to each holder thereof which notice shall specify the place at which certificates evidencing shares of Convertible Preferred Stock may be exchanged for certificates evidencing shares of Common Stock. The Company shall pay any and all issue, stamp and other taxes and duties in respect of the issuance of shares of Common Stock upon such conversion, provided, however that in the event a holder of Convertible Preferred Stock shall specify that the shares of Common Stock be issued in a name or names other than that of such holder, such holder shall be responsible for payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names.
     (c) In connection with the conversion of any shares of the Convertible Preferred Stock, no fraction of a share of Common Stock shall be issued, but the Company shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Conversion Date, rounded to the nearest whole cent.
     (d) On conversion of the Convertible Preferred Stock, except for conversion during the period from the close of business on any Record Date corresponding to a Dividend Payment Date to the close of business on the Business Day immediately preceding such Dividend Payment Date, in which case the holder on such Record Date shall receive the dividends payable on such Dividend Payment Date, accrued and unpaid dividends on the converted shares of the Convertible Preferred Stock shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Convertible Preferred Stock being converted pursuant to the provisions hereof.
     6. Conversion Rate Adjustments. Each share of the Convertible Preferred Stock shall be convertible in accordance with Section 5 into a number shares of Common Stock equal to the Conversion Rate, subject to adjustment from time to time by the Company in accordance with the provisions of this Section 6. References to Conversion Rate in this Statement means the Conversion Rate in effect on the Conversion Date. Notwithstanding anything in this Section 6 and Section 7, the Conversion Rate may not be reduced below the initial Conversion Rate as of the date hereof, except for adjustments made under Section 6(a) as a result of a reverse share split or share combination. The Conversion Rate shall be adjusted from time to time as follows:
     (a) If the Company issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or issues shares of Common Stock by reclassification of the Common Stock, or if a share split or share combination is effected, the Conversion Rate will be adjusted based on the following formula:
CR1 = CRO times OS1 divided by OSO

where,
CRO = the Conversion Rate in effect immediately prior to such event
CR1 = the Conversion Rate in effect immediately after such event
OSO = the number of shares of Common Stock outstanding immediately prior to such event
OS1 = the number of shares of Common Stock outstanding immediately after such event
An adjustment made pursuant to this Section 6(a) shall become effective on the date immediately after (x) the date fixed for the determination of holders of Common Stock entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this Section 6(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (b) If the Company issues to all or substantially all holders of Common Stock any rights, warrants, options or other securities entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase shares of the Common Stock, or securities convertible into shares of Common Stock within 60 days after the issuance thereof, in either case at an exercise price per share or a conversion price per share less than the Closing Sale Price of shares of the Common Stock on the Business Day immediately preceding the time of announcement of such issuance, the Conversion Rate will be adjusted based on the following formula (provided that the Conversion Rate will be readjusted to the extent that such rights, warrants options, or other securities or convertible securities are not exercised or converted prior to the expiration of the exercisability or convertibility thereof):
CR1 = CRO times (OSO+X) divided by (OSO+Y)
where,
CRO = the Conversion Rate in effect immediately prior to such event
CR1 = the Conversion Rate in effect immediately after such event
OSO = the number of shares of Common Stock outstanding immediately prior to such event
X = the total number of shares of Common Stock issuable pursuant to such rights, warrants, options, other securities or convertible securities
Y = the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Days prior to the Business Day immediately preceding the time of announcement for the issuance of such rights, warrants, options, other securities or convertible securities
     An adjustment made pursuant to this Section 6(b) shall be made successively whenever such rights, warrants, options, other securities or convertible securities are issued, and shall become effective on the day following the date of announcement of such issuance. If, at the end of the period during which such rights, warrants, options, other securities or convertible securities are exercisable or convertible, not all rights, warrants, options, other securities or convertible securities have been exercised or converted, as the case may be, the adjusted Conversion Rate shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock actually issued upon conversion of convertible securities actually issued).
     For purposes of this Section 6(b), in determining whether such rights, warrants, options, other securities or convertible securities entitle the holder to subscribe for or purchase or exercise a conversion right for shares of Common Stock at less than the average Closing Sale Price of the Common Stock, and in determining the aggregate exercise or conversion price payable for such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors.
     (c) If the Company distributes shares of the Company’s Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company or any of its Subsidiaries to all or substantially all of the holders of the Company’s Common Stock, excluding dividends, distributions and rights, warrants, options, other securities or convertible securities referred to in Sections 6(a) or 6(b) above, then the Conversion Rate will be adjusted based on the following formula:
CR1 = CRO times SPO divided by (SPO–FMV)
where,
CRO = the Conversion Rate in effect immediately prior to such distribution
CR1 = the Conversion Rate in effect immediately after such distribution
SPO = the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Days prior to the Business Day immediately preceding the Record Date for such distribution
FMV = the fair market value (as determined in good faith by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the Record Date for such distribution
     An adjustment made pursuant to the above paragraph shall be made successively whenever any such distribution is made and shall become effective on the day immediately after the dated fixed for the determination of stockholders entitled to receive such distribution.
     (d) In the event of any transaction not covered by a specific formula or any provision herein, the Company and the Board of Directors shall take such actions as are necessary and equitable to adjust the Conversion Rate (but not lower than the initial Conversion Rate as of the date hereof) or to permit the holders of Convertible Preferred Stock to participate in the transaction on a basis that the Board of Directors determines, in good faith, to be fair and appropriate in light of the basis on which the holders of Common Stock are permitted to participate.
     7. Equity Equivalence. Each holder of the Convertible Preferred Stock shall have the right, at its option exercised at any time on or prior to the 45th day following the occurrence of any of the following events, to require the Company to repurchase any or all of such holder’s shares of the Convertible Preferred Stock at the Applicable Price:
     (i) the commencement by the Company or any of its affiliates of an offer directed to holders of Common Stock to purchase shares of Common Stock (other than purchases at or below the then prevailing market price per share of Common Stock not to exceed 2% of the outstanding shares of Common Stock and purchases of shares of Common Stock from officers or directors of the Company as part of severance or termination arrangements as determined in good faith by the Board of Directors) or the consummation by any other Person of an offer to the holders of Common Stock to purchase thirty percent (30%) or more of the outstanding shares of Common Stock; or
     (ii) any amalgamation, merger, share exchange or consolidation to which the Company is a party or any recapitalization of the Common Stock (other than pursuant to Section 6(a)); or
     (iii) the sale of all or substantially all of the assets of the Company;
unless the offers referred to in clause (i) are made to all holders of the Convertible Preferred Stock on an as converted basis on substantially the same terms and conditions as those offered to the holders of the Common Stock, and the amount offered to the holders of the Preferred Stock in the case of an offer described in clause (i) or the amount or consideration payable to the holders of the Convertible Preferred Stock in the case of a transaction described in clause (ii) or (iii) above is at least equal to the per share amount or consideration offered or paid, as the case may be, to the holders of the Common Stock multiplied by the then Conversion Rate.
The Company shall not consummate any offer to purchase Common Stock from holders of Common Stock (other than purchases at or below the then prevailing market price per share of Common Stock not to exceed 2% of the outstanding shares of Common Stock and purchases of shares of Common Stock from officers or directors of the Company as part of severance or termination arrangements as determined in good faith by the Board of Directors) referred to in clause (i), prior to purchasing any shares of the Convertible Preferred Stock which any holder thereof requires the Company to purchase pursuant to this Section 7.

In the case of any event specified in Section 6 or Section 7, the Company shall provide written notice to the holders of the Convertible Preferred Stock at their addresses as specified in the Company’s stock register at least five (5) Business Days before the date of the event or any applicable record date, if earlier, or, if the Company is not aware of the occurrence of such event, the Company shall provide such notice as promptly as practicable, and in any event within five (5) Business Days, after it becomes aware of the event.
     8. No Re-issuance of Preferred Stock. No share or shares of Convertible Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue and the Company shall, in connection with such reacquired or cancelled shares, cause to be filed with a Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands an amendment to the Restated and Amended Articles of Incorporation of the Company eliminating such shares from the number of shares authorized by the Company.
     9. Other Rights. The Convertible Preferred Stock shall not have any relative, participating, optional or other special rights except as set forth in this resolution and in the Restated and Amended Articles of Incorporation of the Company. No holder of the Convertible Preferred Stock shall be entitled to preemptive or preferential right of subscription to any shares of any class or series of the capital stock of the Company.
     10. Reservation of Shares. The Company hereby reserves and shall keep available 35,199,995 shares out of its authorized but unissued Common Stock for, and shall at all times reserve and keep available out of its authorized but unissued Common Stock such additional number of shares of Common Stock as may from time to time be required, at such time, to be issued by the Company (i) upon exercise of all warrants and options to purchase shares of Common Stock and (ii) to effect the conversion of all outstanding Convertible Preferred Stock.
     11. Execution of Statement of Designations. Any officer of the Company is hereby authorized to execute and deliver a Statement of Designations with respect to the issuance of the Convertible Preferred Stock and file such Statement of Designations with a Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands in accordance with Sections 5 and 35 of the Marshall Islands Business Corporations Act.
     SECOND: That such determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Convertible Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Restated and Amended Articles of Incorporation of the Company, and in accordance with the provisions of Section 35 of the Marshall Islands Business Corporations Act.

     IN WITNESS WHEREOF, Quintana Maritime Limited has caused this Statement of Designations to be signed by the undersigned this 11th day of May, 2006.

QUINTANA MARITIME LIMITED

By:	/s/ Stamatis Molaris

Name: Title:	Stamatis Molaris Chief Executive Officer and President